EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Omnicare Initiates Voluntary Chapter 11 Process

Company Intends to Use Process to Implement a Standalone Restructuring or Sale Strategy

Remains Focused on Delivering Safe and Reliable Pharmacy Services to All Customers

WOONSOCKET, R.I. – September 22, 2025 – Omnicare, LLC, a subsidiary of CVS Health (NYSE: CVS), today announced it has initiated a voluntary court-supervised Chapter 11 process to resolve issues related to its recent litigation in the U.S. District Court for the Southern District of New York. The Company also intends to use this process to address other financial challenges facing the broader long-term care pharmacy industry and to evaluate its restructuring options, including the implementation of a standalone restructuring or sale strategy.

Omnicare remains fully focused on meeting the pharmacy needs of its customers and long-term care residents. During the court-supervised process, Omnicare is continuing to provide safe and reliable pharmacy services to long-term care facilities. Omnicare customers and patients can expect to continue to access pharmacy and clinical services without disruption.

David Azzolina, President of Omnicare said, “Omnicare has a proud history of providing industry-leading, pharmacy and clinical care solutions to long-term care providers and their residents. Omnicare has been engaged in a civil lawsuit alleging technical violations of pharmacy law based on practices the government knew about and approved. There were no allegations of harm to any Omnicare patients nor did the government allege that any patient got anything other than the medicine they needed when they needed it. The District Court nevertheless imposed an extreme and, we believe, unconstitutional penalty. Given that ruling and a number of other issues facing our business, we now are taking necessary steps to move forward and ensure the continued delivery of safe and reliable pharmacy service to our customers.”

Mr. Azzolina continued, “Supporting our customers and residents is our top priority. As we move through this process, we remain fully committed to providing optimal care for the residents and customers we serve. We are grateful to our facility and senior living community partners for their continued support. I want to thank the entire Omnicare team for their unwavering dedication and passion they bring to delivering the high level of service and clinical expertise that sets Omnicare apart.”

Additional Information About the Court-Supervised Process

Omnicare has commenced voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the Northern District of Texas.

In connection with this process, Omnicare has entered into an agreement for $110 million in debtor-in-possession (“DIP”) financing. Upon court approval, Omnicare expects this financing, along with cash generated from operations, will provide sufficient liquidity for Omnicare to meet its ongoing business obligations during the court-supervised process.

Omnicare is filing a number of customary motions seeking court authorization to continue to support its ongoing operations during the court-supervised process. Subject to approval of these motions, Omnicare expects to uphold its go-forward commitments to its stakeholders, including continued payment of employee wages and benefits without interruption. Omnicare fully expects to pay vendors and suppliers in full under normal terms for goods and services provided after the filing date.

Additional information regarding Omnicare’s court-supervised process is available at www.OmnicareRestructuring.com.

Court filings and other information related to the proceedings, including instructions on how to file a proof of claim, are available on a separate website administered by Omnicare’s claims agent, Stretto, at https://cases.stretto.com/Omnicare, by calling Stretto representatives toll-free at (833) 570-5323 or (949) 276-9547 for calls originating outside of the U.S. or Canada, or by sending an email to TeamOmnicare@stretto.com.

Advisors

Jenner & Block LLP and Haynes Boone are serving as legal counsel, Houlihan Lokey is serving as investment banker and Alvarez & Marsal is serving as restructuring advisor to Omnicare.

About CVS Health

CVS Health is a leading health solutions company building a world of health around every consumer, wherever they are. As of June 30, 2025, CVS Health had approximately 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics, a leading pharmacy benefits manager with approximately 87 million plan members, and a dedicated senior pharmacy care business serving more than 800,000 patients per year. CVS Health also serves an estimated more than 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. CVS Health’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

About Omnicare

Omnicare is a national leading provider of pharmacy services to the long-term care market, which includes skilled nursing facilities and independent and assisted living communities, addressing the needs of an aging population across the continuum of senior care.

For more information, visit www.omnicare.com.

Media Contacts

CVS Health

Ethan Slavin

860-273-6095

Ethan.Slavin@CVSHealth.com

Omnicare

Meaghan Repko

212-355-4449

mrepko@joelefrank.com